EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Chief Financial Officer and Vice President of Finance
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. REPORTS

FOURTH QUARTER AND FISCAL 2013 FINANCIAL RESULTS

•                               Fourth quarter net revenues of $115.7 million and net income of $4.0 million, or $0.32 per diluted share, for the three months ended September 30, 2013, compared to net revenues of $150.3 million and net income of $12.9 million, or $1.04 per diluted share, for the same period of fiscal 2012.

•                               Net revenues of $482.7 million and net income of $21.6 million, or $1.74 per diluted share, for fiscal 2013, compared to net revenues of $579.6 million and net income of $50.2 million, or $4.07 per diluted share, for fiscal 2012.

•                               Backlog was $166.6 million at September 30, 2013, a decrease of 12.1% from $189.6 million at June 30, 2013.

•                               The Company spent approximately $7.9 million on capital projects in the fourth quarter of fiscal 2013, which brings year-to-date capital spending to approximately $41.6 million. The Company estimates spending approximately $57.0 million on capital projects in fiscal 2014.

•                               Regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, November 21, 2013 — Haynes International, Inc. (NASDAQ GM: HAYN) (the “Company”), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the fourth quarter and fiscal year ended September 30, 2013.  In addition, the Company announced that its Board of Directors has authorized a quarterly cash dividend of $0.22 per outstanding share.

“Market conditions remain challenging as major customers continue to reduce inventories,” said Mark Comerford, President and Chief Executive Officer.  “We are managing through this difficult period by controlling costs, adjusting our production schedules and reducing inventory.  We continue to believe in the growth potential of the aerospace, land-based gas turbine and chemical processing markets, and we are continuing to implement our capital spending projects in line with our plans to meet the long-term growth requirements of those target markets.  In the short term, we do not expect an increase in demand in the first quarter of fiscal 2014, and we expect to take advantage of this period of lower demand to perform maintenance at our manufacturing facilities over the holidays.  As a result, the first quarter of fiscal 2014’s revenues are expected to be below that of the fourth quarter of fiscal 2013.”

Fiscal 2013 Results

Net Revenues. Net revenues were $482.7 million in fiscal 2013, a decrease of 16.7% from $579.6 million in fiscal 2012, due to a decrease in average selling price per pound combined with lower volume. The total average selling price was $22.94 per pound in fiscal 2013, a decrease of 7.4%, or $1.84, from $24.78 per pound in fiscal 2012. Volume was 21.0 million pounds in fiscal 2013, a decrease of 10.0% from 23.4 million pounds in fiscal 2012.  Volume declined primarily due to destocking in the aerospace and land-based gas turbine markets, a decline in activity in the project-oriented other markets, uncertain economic conditions and declining raw material prices causing customers to delay ordering.  Average selling price decreased due to lower raw material market prices, which represented approximately $1.01 per pound of the decrease; lower volume of conversion sales, which represented approximately $0.12 per pound of the decrease; a higher level of price competition and reduced customer demand due to supply chain destocking, declining nickel prices and uncertain economic conditions, which forced us to reduce prices in order to be competitive, representing approximately $0.71 per pound of the decrease.

Cost of Sales. Cost of sales was $409.1 million, or 84.7% of net revenues, in fiscal 2013 compared to $458.7 million, or 79.1% of net revenues, in fiscal 2012. Cost of sales in fiscal 2013 decreased by $49.6 million as compared to fiscal 2012 primarily due to lower volume. When volume decreases, the cost of sales as percentage of net revenues increases due to reduced absorption of manufacturing costs.

Gross Profit.  As a result of the above factors, gross margin was $73.6 million for fiscal 2013, a decrease of $47.2 million from $120.8 million in fiscal 2012.  Gross margin as a percentage of net revenue decreased to 15.3% in fiscal 2013 as compared to 20.9% in fiscal 2012.  Items impacting the gross margin percentage compression include pricing competition, which we estimate impacted gross profit margin percentage by 3.1 points.  The remaining 2.5 percentage point compression is the result of other factors, including higher-cost inventory in cost of sales relative to lower raw material market prices that drive the sales price and unfavorable absorption of fixed costs.

Selling, General and Administrative Expense. Selling, general and administrative expense was $38.2 million for fiscal 2013, a decrease of $2.5 million, or 6.1%, from $40.7 million in fiscal 2012.  Selling, general and administrative expense reductions were primarily due to reduced costs for incentive compensation programs.  Selling, general and administrative expenses as a percentage of net revenues increased to 7.9% for fiscal 2013, compared to 7.0% for fiscal 2012 due to decreased revenues.

Research and Technical Expense. Research and technical expense was $3.5 million, or 0.7% of revenue, for fiscal 2013, an increase of $0.2 million, or 6.7%, from $3.3 million, or 0.6% of net revenues, in fiscal 2012.

Operating Income. As a result of the above factors, operating income in fiscal 2013 was $32.0 million, compared to operating income of $77.0 million in fiscal 2012.

Income Taxes. Income tax expense was $10.4 million in fiscal 2013, a decrease of $16.4 million from an expense of $26.8 million in fiscal 2012, due primarily to lower pretax income generated in fiscal 2013.  The effective tax rate for fiscal 2013 was 32.6%, compared to 34.8% in fiscal 2012.  During fiscal 2013, the Company’s effective tax rate was lower, primarily due to increased proportion of taxable earnings in foreign jurisdictions with a lower tax rate and the reversal of certain tax reserves no longer required.

Net Income. As a result of the above factors, net income in fiscal 2013, was $21.6 million, a decrease of $28.6 million from net income of $50.2 million in fiscal 2012.

Volumes, Competition and Pricing

The Company continues to experience reduced demand, reduced selling price due to nickel market prices and increased price competition in the marketplace relative to fiscal 2012, particularly in commodity-type alloys in mill-direct project business.  The intense competitive environment continues to require the Company to aggressively price orders across all markets, which has unfavorably impacted the Company’s gross profit margin and net income.  In addition, sales volumes below mill capacities in the industry have reduced mill-direct lead times for our products.  The decline in mill-direct lead times has, in turn, resulted in downward pressure on prices for service center transactional business, which typically commands a higher price due to faster product availability.

In addition to the negative effects of price competition, volumes in fiscal 2013 are lower than those in fiscal 2012.  Management believes the reduction in volume in the aerospace and land-based gas turbine markets is attributable to destocking in the supply chain as customers consume excess inventory. Volume reductions in the chemical processing market are primarily attributable to lower large project releases. The year-to-year reduction in volume in the “other” markets is due to a large tubular oil and gas project produced and shipped in fiscal 2012 that did not repeat in fiscal 2013.  Management believes the decline in the price of nickel and customer uncertainty regarding the strength of the economy have also been contributors to the decline in overall volumes.

Declining nickel prices can cause customer to delay orders for the Company’s products because the Company generally passes the cost of nickel on to customers in the price of its products.  As nickel prices decline, customers may delay ordering in order to receive a lower price in the future.  The reduced volumes processed through the mill have resulted in reduced absorption of fixed costs and additional margin compression.  The Company has implemented cost reduction measures and continues to carefully review discretionary spending in order to mitigate the impact of these factors on gross margin.

The Company values inventory utilizing the first-in, first-out (“FIFO”) inventory costing methodology. Under the FIFO inventory costing method, the cost of materials included in cost of sales may be different than the current market price at the time of sale of finished product due to the length of time from the acquisition of the raw material to the sale of the finished product.  In a period of decreasing raw material costs, the FIFO inventory valuation normally results in higher costs of sales as compared to the last-in, first out method. Conversely, in a period of rising raw material costs, the FIFO inventory valuation normally results in lower costs of sales.

Gross Profit Margin Trend Performance

The gross profit margin percentage decreased during each quarter of fiscal 2013.  The quarter-to-quarter compression is primarily due to lower average selling prices resulting from price competition in the marketplace and the impact of declining raw material prices on demand as well as higher-cost inventory charged to cost of goods sold.  Gross profit margin and gross profit margin percentage for fiscal 2013 were also impacted by the effect of a fixed pricing agreement with the Company’s nickel supplier pursuant to which the Company agreed to purchase a portion of its nickel supply at a fixed price that has been and may continue to be greater than the market price of nickel.  The impact of the contract on the Company’s gross profit margin percentage for the fiscal year was 0.4 percentage points.  While not material to the fiscal year results, the contract had a greater impact as the market price of nickel continued to drop through the second half of fiscal 2013. In the fourth quarter, the Company entered into an amendment with the supplier that allowed the Company to purchase lower volumes of the higher-priced nickel but extended the duration of the purchase commitment through fiscal 2015 in order to minimize the near term impact and provide a longer period in which the market price of nickel could increase.  If the market price of nickel remains low and sales volumes do not increase, the impact on the Company’s gross profit margin percentage is expected to be unfavorable in future periods as a result of the fixed price contract, which impact is estimated at approximately 1.0 percentage point, or higher, if the market price of nickel declines further.

Backlog

Backlog was $166.6 million at September 30, 2013, a decrease of approximately $23.0 million, or 12.1%, from $189.6 million at June 30, 2013.

On a year-to-date basis, the backlog has declined by $56.3 million or 25.3% primarily due to a 1.5 million pound reduction in backlog pounds.  The reduction in the backlog during the fiscal year resulted from reduced order entry activity, as compared to sales, in each quarter of fiscal 2013.  Backlog for aerospace, land-based gas turbine and other markets declined in fiscal 2013.  Backlog for the chemical processing market remained flat at a low level.

Capital Investment

Capital spending in fiscal 2013 was $41.6 million. The forecast for capital spending in fiscal 2014 is approximately $57.0 million. The $57.0 million of planned capital spending includes $19.0 million for the tubular capacity expansion, $14.0 million for the processing and service center upgrades, $7.0 million for the Kokomo flat product project, $3.0 million for the information systems upgrade project and the remaining $14.0 million for additional enhancements and upgrades of the current facilities and equipment.

The processing and service center project capital spend are expected to carry over into fiscal 2015 with approximately $10.0 million of spend in that year.

The actual and planned capital investments of approximately $124.0 million over the three year-period of fiscal 2012 through 2014 are expected to allow the Company to increase capacity, enhance product quality, reduce costs and improve working capital management. These significant investments are necessitated by expected intermediate and long-term increasing customer demand for volume and quality improvements.

Liquidity

During fiscal 2013, the Company’s primary sources of cash were cash on-hand and cash from operations, as detailed below.  At September 30, 2013, the Company had cash and cash equivalents of $68.3 million compared to cash and cash equivalents of $46.7 million at September 30, 2012.

Net cash provided by operating activities was $73.4 million in fiscal 2013 compared to $20.8 million in fiscal 2012. Net income of $21.6 million in fiscal 2013 was $28.6 million lower than the $50.2 million reported in fiscal 2012.  Cash generated from lower inventories was $31.5 million as compared to fiscal 2012 cash used of $12.3 million, a change of $43.8 million.  Additionally, cash generated from lower accounts receivable was $18.6 million compared to cash used by accounts receivable of $12.7 million in fiscal 2012, a change of $31.3 million.  Cash used in accounts payable and accrued expenses of $12.2 million was $5.1 million lower than cash used in accounts payable and accrued expenses in fiscal 2012.  Net cash used in investing activities was $41.6 million in fiscal 2013 compared to $25.9 million in fiscal 2012 as a result of higher capital expenditures.  Net cash used in financing activities in fiscal 2013 of $10.4 million included $10.8 million of dividend payments partially offset by proceeds and excess tax deductions from exercises of stock options.

The Company’s sources of liquidity for fiscal 2014 are expected to consist primarily of cash generated from operations, cash on-hand and, if needed, borrowings under the U.S. revolving credit facility.  The U.S. revolving credit facility provides for borrowings in a maximum amount of $120.0 million, subject to a borrowing base formula and certain reserves. At September 30, 2013, the Company had cash of $68.3 million, an outstanding balance of zero on the U.S. revolving credit facility and access to a total of approximately $120.0 million under the U.S. revolving credit facility, subject to a borrowing base formula and certain reserves. Management believes that the resources described above will be sufficient to fund planned capital expenditures and working capital requirements over the next twelve months.

The Company’s primary uses of cash over the next twelve months are expected to consist of expenditures related to:

•                                          Funding operations;

•                                          Capital spending; and

•                                          Dividends to stockholders.

Dividend Declared

On November 21, 2013, the Company announced that the Board of Directors declared a regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock. The dividend is payable December 16, 2013 to stockholders of record at the close of business on December 2, 2013. The aggregate cash payout based on current shares outstanding will be approximately $2.7 million, or approximately $10.8 million on an annualized basis.

Guidance

First quarter results are typically impacted by lower production days due to holidays and planned maintenance outages.  Planned outages related to the capital expansion projects in both Kokomo and Arcadia as well as other extended maintenance-related projects are expected to impact first quarter results.  In addition, the Company has continued to see order entry, pricing and backlog decline with lower demand, which resulted in managing inventories down.  The Company remains committed to preparing for the anticipated long-term growth opportunities in its core markets. However, in the short term, management expects revenue for the first quarter of fiscal 2014 to be lower than revenue for the fourth quarter of fiscal 2013 and, the Company expects to incur a net loss in the first quarter of fiscal 2014.

Earnings Conference Call

The Company will host a conference call on Friday, November 22, 2012 to discuss its results for the fiscal year ended September 30, 2013.  Mark Comerford, President and Chief Executive Officer, and Daniel Maudlin, Chief Financial Officer and Vice President of Finance, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, November 22, 2013	Dial-In Numbers:	877-407-8033 (Domestic)
Time:	9:00 a.m. Eastern Time		201-689-8033 (International)
8:00 a.m. Central Time
7:00 a.m. Mountain Time
6:00 a.m. Pacific Time

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a teleconference replay will be available from Friday, November 22nd at 11:00 a.m. ET, through 11:59 p.m. ET on Sunday, December 22, 2013. To listen to the replay, please dial:

Domestic:	877-660-6853
International:	201-612-7415
Replay Access:	Conference: 13572925

A replay of the Webcast will also be available at www.haynesintl.com.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, land-based gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry prospects and future results of operations or financial position, made in this press release are forward-looking. In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company’s outlook for fiscal year 2014 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated results, market and industry trends, capital expenditures and dividends.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, without limitation, those risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended September 30, 2013.  Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties may affect the accuracy of forward-looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	Year Ended September 30, 2012	Year Ended September 30, 2013
Net revenues	$579,561	$482,746
Cost of sales	458,721	409,120
Gross profit	120,840	73,626
Selling, general and administrative expense	40,661	38,165
Research and technical expense	3,285	3,505
Operating income	76,894	31,956
Interest income	(188)	(114)
Interest expense	87	72
Income before income taxes	76,995	31,998
Provision for income taxes	26,813	10,421
Net income	$50,182	$21,577
Net income per share:
Basic	$4.09	$1.75
Diluted	$4.07	$1.74
Dividends declared per common share	$0.88	$0.88

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share data)

	September 30, 2012	September 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$46,740	$68,326
Accounts receivable, less allowance for doubtful accounts of $1,249 and $1,199 respectively	100,631	82,562
Inventories	263,236	232,157
Income taxes receivable	4,153	4,433
Deferred income taxes	9,933	6,018
Other current assets	1,532	2,408
Total current assets	426,225	395,904
Property, plant and equipment, net	124,652	152,764
Deferred income taxes—long term portion	68,255	41,301
Prepayments and deferred charges	1,777	2,282
Other intangible assets, net	6,017	5,601
Total assets	$626,926	$597,852
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$37,471	$27,600
Accrued expenses	15,157	13,676
Revolving credit facility	—	—
Accrued pension and postretirement benefits	21,065	4,918
Deferred revenue—current portion	2,500	2,500
Total current liabilities	76,193	48,694
Long-term obligations (less current portion)	980	767
Deferred revenue (less current portion)	32,829	30,329
Non-current income taxes payable	339	—
Accrued pension and postretirement benefits	215,487	162,259
Total liabilities	325,828	242,049
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,287,790 and 12,342,585 shares issued and 12,287,790 and 12,332,592 outstanding at September 30, 2012 and September 30, 2013, respectively)	12	12
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	236,751	238,941
Accumulated earnings	163,426	174,154
Treasury stock, 0 shares at September 30, 2012 and 9,993 shares at September 30, 2013	—	(505)
Accumulated other comprehensive loss	(99,091)	(56,799)
Total stockholders’ equity	301,098	355,803
Total liabilities and stockholders’ equity	$626,926	$597,852

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Year Ended September 30, 2012	Year Ended September 30, 2013
Cash flows from operating activities:
Net income	$50,182	$21,577
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	12,520	13,744
Amortization	423	416
Pension and post-retirement expense — U.S. and U.K.	15,590	16,173
Change in long-term obligations	(245)	(153)
Stock compensation expense	2,079	1,254
Excess tax benefit from option exercises	(1,147)	(494)
Deferred revenue	(2,500)	(2,500)
Deferred income taxes	5,658	6,171
Loss on disposition of property	203	418
Change in assets and liabilities:
Accounts receivable	(12,700)	18,630
Inventories	(12,326)	31,507
Other assets	1,309	(1,324)
Accounts payable and accrued expenses	(17,242)	(12,165)
Income taxes	(5)	341
Accrued pension and postretirement benefits	(21,018)	(20,191)
Net cash provided by operating activities	20,781	73,404
Cash flows from investing activities:
Additions to property, plant and equipment	(25,937)	(41,550)
Net cash used in investing activities	(25,937)	(41,550)
Cash flows from financing activities:
Dividends paid	(10,803)	(10,849)
Proceeds from exercise of stock options	1,635	598
Payment for purchase of treasury stock	—	(505)
Excess tax benefit from option exercises	1,147	494
Payments on long-term obligations	(123)	(100)
Net cash used in financing activities	(8,144)	(10,362)
Effect of exchange rates on cash	(22)	94
Increase (decrease) in cash and cash equivalents:	(13,322)	21,586
Cash and cash equivalents:
Beginning of period	60,062	46,740
End of period	$46,740	$68,326

Schedule 4

Quarterly Data

The unaudited quarterly results of operations of the Company for the years ended September 30, 2012 and 2013 are as follows:

	2012
	Quarter Ended
	December 31	March 31	June 30	September 30
Net revenues	$128,851	$158,882	$141,574	$150,254
Gross profit	23,491	34,535	32,389	30,425
Net income	8,443	15,151	13,732	12,856
Net income per share:
Basic	$0.69	$1.24	$1.12	$1.05
Diluted	$0.68	$1.23	$1.11	$1.04

	2013
	Quarter Ended
	December 31	March 31	June 30	September 30
Net revenues	$114,300	$129,201	$123,587	$115,658
Gross profit	18,774	20,084	18,605	16,163
Net income	5,835	6,436	5,297	4,009
Net income per share:
Basic	$0.47	$0.52	$0.43	$0.33
Diluted	$0.47	$0.52	$0.43	$0.32